[LOGO] FIRST BANCORP

                                  News Release

For Immediate Release:                                     For More Information,
August 23, 2005                                         Contact: James H. Garner
                                                                    910-576-6171


                 First Bancorp Announces Cash Dividend Increase


      TROY, N.C. - The Board of Directors of First Bancorp (NASDAQ - FBNC), the parent company of First Bank, has declared a cash dividend of 18 cents per share payable October 25, 2005 to shareholders of record as of September 30, 2005. The 18 cents per share dividend rate represents a 5.9% increase over the previous dividend rate of 17 cents per share and is the 17th straight year that the Company has raised its dividend.

      "On behalf of the Board of Directors of First Bancorp, we are pleased to be able to increase the dividend rate. We felt that a dividend increase was appropriate given the continued success of the Company," stated President and CEO Jimmie Garner.

      First Bancorp is a bank holding company based in Troy, North Carolina with total assets of approximately $1.7 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 60 branch offices, with 54 branches operating in a nineteen county market area in the central piedmont region of North Carolina, 3 branches in Dillon County, South Carolina, and 3 branches in Virginia (Abingdon, Radford, and Wytheville), where First Bank does business as First Bank of Virginia. First Bancorp's common stock is traded on the NASDAQ National Market under the symbol FBNC.

      Please visit our website at www.firstbancorp.com.
      For additional information, please contact:
               Mr. James H. Garner
               President & Chief Executive Officer
               Telephone: (910) 576-6171